Exhibit 99.3

NEWS RELEASE

Visa Inc. Completes Global Restructuring

SAN FRANCISCO, CA, 3 October 2007 – Visa Inc. announced today the completion of its restructuring, having received broad member approval for the series of transactions by which Visa Canada, Visa U.S.A. and Visa International have become subsidiaries of Visa Inc. Visa Europe will remain a membership association and will become a licensee of, and own a minority interest in, Visa Inc.

“The completion of the restructuring marks a pivotal moment in Visa’s history,” said Joseph W. Saunders, Chairman and Chief Executive Officer of Visa Inc. “I’m delighted by the support our members have shown us throughout this process. By completing the restructuring, we now are better positioned to serve our clients in the growing payments industry and further advance the global migration to electronic payments. I believe that with our strong senior management team and our new global structure, Visa Inc. will continue to execute on our competitive strategy, grow our leading brand and network, and expand our diverse product offerings to benefit our stakeholders: financial institutions, merchants and cardholders.”

Visa Inc. operates the world’s largest retail electronic payments network and is the most recognized global financial services brand. As the payments industry leader, Visa provides products, services and infrastructure to support global commerce through the transfer of value and information among financial institutions, merchants, consumers, businesses and government entities.

“I believe we will approach the opportunities ahead in a stronger position than before. We expect to continue to grow and enhance our industry leadership position through our unwavering commitment to our clients, our diverse product offerings and our focus on innovation,” concluded Saunders.

About Visa: Visa operates the world’s largest retail electronic payments network providing processing services and payment product platforms. This includes consumer credit, debit, prepaid and commercial payments, which are offered under the Visa, Visa Electron, Interlink and PLUS brands. Visa enjoys unsurpassed acceptance around the world and Visa/PLUS is one of the world’s largest global ATM networks, offering cash access in local currency in more than 170 countries.

For more information, visit www.corporate.visa.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. These statements may be identified by the use of words such as “will,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans” or similar expressions. Such forward-looking statements include, without limitation, statements about the proposed restructuring and related transactions, strategy, future operations, prospects, plans and objectives of management and events or developments that we expect or anticipate will occur. The forward-looking statements reflect Visa’s current views and assumptions and are subject to risks and uncertainties, which may cause actual and future results and trends to differ materially from the forward-looking statements, including but not limited to Visa’s ability to achieve its strategic objectives and the expected goals of the restructuring; general market conditions; the outcome of legal proceedings; uncertainties inherent in operating internationally; and the impact of law and regulations. Many of these factors are beyond Visa’s ability to control or predict. Given these factors, you should not place undue reliance on the forward-looking statements.

Contact:	Paul Cohen Office: +1 415 932 2166 pcohen@visa.com

Michael Buckley Office: +1 212 333 3810 Mobile: +1 646 244 9794 mbuckley@brunswickgroup.com

Visa Media Hotline +1 415 932 2564